Flexsteel Industries, Inc. Reports Strong Fiscal second Quarter 2024 Results and Announces Manufacturing Network Optimization Actions

Dubuque, Iowa – February 5, 2024 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported second quarter fiscal 2024 results and announced actions to optimize its North American manufacturing network.

Key Results for the second Quarter Ended December 31, 2023

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Healthy sales growth of 7.5%. Net sales for the quarter of $100.1 million compared to $93.1 million in the prior year quarter.
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Robust sales orders of $104.8 million representing growth of $12.8M, or 13.9%, compared to prior year quarter.
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Significant gross margin improvement to 21.9% compared to 17.0% in the prior year quarter.
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Solid GAAP operating income of $4.6 million or 4.6% of net sales compared to $3.8 million or 4.0% of net sales in the prior year quarter.
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Non-GAAP operating income of $4.6 million or 4.6% of net sales for the second quarter compared to $1.0 million or 1.0% of net sales in the prior year quarter.
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GAAP net income per diluted share of $0.57 for the current quarter compared to net income of $0.53 in the prior year quarter.
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Non-GAAP net income per diluted share of $0.57 for the quarter compared to non-GAAP net income of $0.08 in the prior year quarter.
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Strong cash flow generation: cash flow from operations of $18.9 million for the quarter driven by higher profits and a $15.6 million reduction in inventories.
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Strengthened balance sheet: debt repayments of $15.1 million for the quarter, or a 46% reduction in borrowings under the line of credit.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I am very pleased with our second quarter results, which are consistent with the preliminary results announced on January 11th,” said Jerry Dittmer, CEO of Flexsteel Industries, Inc. “While headwinds persist in our industry largely due to shifts in discretionary consumer spending towards experiences and away from home furnishings, we are competing well and growing both our top and bottom line.”

Mr. Dittmer continues, “We delivered strong net sales of $100.1 million, or growth of 7.5%, which was slightly above our sales guidance range of $94 to $100 million. Comparisons to prior year continued to be adversely impacted by the elimination of ocean freight surcharges in the prior year when ocean container delivery costs were inflated. Excluding the approximately $3.5 million impact from surcharge reductions, growth from unit volume and sales mix was an impressive 11.7% in the quarter, reflecting our strong sales execution. In addition, we are executing well operationally and leveraging the combined benefits of continued productivity and cost savings, pricing discipline, and ongoing product portfolio management, to meaningfully expand gross margin and improve operating income. Our operating margin of 4.6% in the second quarter was a significant improvement compared to the first quarter and prior year quarter, and above our guidance range of 2% to 4%. Lastly, we are making strong progress in improving working capital efficiency. Given improved demand stability and better supplier lead times, we optimized and reduced our inventories by $15.6 million in the second quarter while continuing to provide exceptional service levels to customers.”

Mr. Dittmer concludes, “Our strategies are working, and we’re seeing the outcomes in our improved financial performance. I’m encouraged by these second quarter results and excited about the direction we are headed. We are executing well on multiple fronts, but we are not done, and I am confident in our ability to continue growing profitably, generating cash, and creating significant value for our customers and shareholders long-term."

Operating Results for the second Quarter Ended December 31, 2023

Net sales were $100.1 million for the second quarter compared to net sales of $93.1 million in the prior year quarter, an increase of $7.0 million, or 7.5%. The increase was driven by higher sales of home furnishings products sold through retail stores of $9.9M million, or 12.5%, led by unit volume and product mix. Sales of products sold through e-commerce channels decreased by ($2.9) million, or (20.3%), compared to the second quarter of the prior year. Lower sales in the e-commerce channel were driven by softer consumer demand and less promotional activity to improve overall profitability.

Gross margin for the quarter ended December 31, 2023, was 21.9%, compared to 17.0% for the prior-year quarter, an increase of 490 basis points (“bps”). The 490-bps increase was primarily due to cost control, material cost savings initiatives, and fixed cost leverage on higher sales volume.

Selling, general and administrative (SG&A) expenses increased to 17.3% of net sales in the second quarter of fiscal 2024 compared with 16.0% of net sales in the prior year quarter. The increase was mainly due to investment in growth initiatives and higher incentive compensation.

Operating income for the quarter ended December 31, 2023, was $4.6 million compared to $3.8 million in the prior-year quarter. On an adjusted non-GAAP basis, operating income for the quarter ended December 31, 2023 was $4.6 million compared to $1.0 million in the prior year quarter.

Income tax expense was $1.0 million, or an effective rate of 25.5%, during the second quarter compared to tax expense of $0.6 million, or an effective rate of 17.2%, in the prior year quarter.

Net income was $3.1 million, or $0.57 per diluted share, for the quarter ended December 31, 2023, compared to net income of $2.9 million, or $0.53 per diluted share, in the prior year quarter. On an adjusted non-GAAP basis, net income for the quarter ended December 31, 2023 was $3.1 million or $0.57 per diluted share compared to non-GAAP net income of $0.4 million or $0.08 per diluted share in the prior year quarter.

Liquidity

The Company ended the quarter with a cash balance of $3.3 million and working capital (current assets less current liabilities) of $100.5 million, and availability of approximately $39.1 million under its secured line of credit.

Capital expenditures for the six months ended December 31, 2023, were $3.1 million.

Manufacturing Network Optimization

As part of our ongoing commitment to improve the customer experience, optimize service levels, and remain cost competitive in the marketplace, the Company is closing its Dublin, Georgia manufacturing plant. While difficult, this decision will improve the customer experience through reduced lead times and reduced handling damage and will enable the company to streamline inventory, manufacturing, and logistics execution, while maintaining exceptional quality across our full product offering. Closure of the facility is expected to occur by the end of our fiscal fourth quarter. As part of the transition, the company expects to incur pre-tax restructuring and related expenses between $2.5 million and $3.2 million. The one-time costs include approximately $2.0 million to $2.5 million for employee separations and $0.5 million to $0.7 million for other expenses directly related to the closure. Substantially all of these expenses are expected to result in future cash expenditures primarily during the third and fourth quarters of fiscal year 2024. Once the closure is fully executed, the company expects annualized savings in the range of $4.0 million to $4.5 million. The Dublin, GA facility will be listed for sale upon closure and the company anticipates a future one-time gain in excess of the carrying value of the asset. The Dublin facility supports less than 5% of annual sales and the Company expects to retain the majority of these sales through this transition.

Financial Outlook

While one-time costs associated with the Dublin closure will adversely impact GAAP operating margin in the second half of fiscal 2024, the Company reiterates its full year fiscal 2025 guidance and expects to achieve the previously released third and fourth quarter fiscal 2024 guidance on an adjusted non-GAAP basis.

	Third Quarter Fiscal 2024	Fourth Quarter Fiscal 2024	Full Year Fiscal 2025
Sales	$101 - 106 million	$107 - 112 million	$416 - 432 million
Sales Growth (vs. Prior Year)	2% to 7%	1% to 6%	2% to 6%
GAAP Operating Margin	2.5% to 3.5%	4.0% to 5.0%	5.5% to 6.5%
Non-GAAP Operating Margin	4.5% to 5.5%	5.0% to 6.0%	5.5% to 6.5%
Free Cash Flow	$11 to 17 million (for 2nd half Fiscal 2024)		$20 to 30 million
Line of Credit Borrowings	$12 to 17 million	$0 to 10 million	$0

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, February 6, 2024, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through February 13, 2024: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 4637022
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10185617/fb60745fee and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	December 31,	June 30,
	2023	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,312	$3,365
Trade receivables, net	31,401	38,168
Inventories	105,238	122,076
Other	8,545	6,417
Assets held for sale	616	616
Total current assets	149,112	170,642

NONCURRENT ASSETS:
Property, plant and equipment, net	39,848	38,652
Operating lease right-of-use assets	65,341	68,294
Other assets	18,175	12,962

TOTAL ASSETS	$272,476	$290,550

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$19,825	$24,745
Accrued liabilities	28,764	30,360
Total current liabilities	48,589	55,105

LONG-TERM LIABILITIES
Line of credit	17,898	28,273
Other liabilities	62,456	65,551
Total liabilities	128,943	148,929

SHAREHOLDERS' EQUITY	143,533	141,621

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$272,476	$290,550

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Net sales	$100,108	$93,137	$194,711	$188,821
Cost of goods sold	78,158	77,299	154,351	157,634
Gross profit	21,950	15,838	40,360	31,187
Selling, general and administrative expenses	17,366	14,864	33,858	29,438
Environmental remediation	—	(2,788)	—	(2,788)
Other expense	—	—	—	347
Operating income	4,584	3,762	6,502	4,190
Interest expense	489	316	1,059	637
Other (income) expense	—	(1)	—	1
Income before income taxes	4,095	3,447	5,443	3,552
Income tax provision	1,044	594	1,640	410
Net income and comprehensive income	$3,051	$2,853	$3,803	$3,142
Weighted average number of common shares outstanding:
Basic	5,184	5,259	5,183	5,285
Diluted	5,324	5,339	5,360	5,436
Earnings per share of common stock:
Basic	$0.59	$0.54	$0.73	$0.59
Diluted	$0.57	$0.53	$0.71	$0.58

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Six Months Ended
	December 31,
	2023	2022
OPERATING ACTIVITIES:
Net income	$3,803	$3,142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,899	2,277
Deferred income taxes	84	—
Stock-based compensation expense	1,845	1,670
Change in provision for losses on accounts receivable	(140)	(100)
Loss on disposal of assets	34	—
Changes in operating assets and liabilities	9,641	17,653
Net cash provided by operating activities	17,166	24,642
INVESTING ACTIVITIES:
Capital expenditures	(3,058)	(2,176)
Net cash (used in) investing activities	(3,058)	(2,176)
FINANCING ACTIVITIES:
Dividends paid	(1,671)	(1,678)
Treasury stock purchases	(1,427)	(2,226)
Proceeds from line of credit	180,524	166,933
Payments on line of credit	(190,899)	(185,498)
Shares withheld for tax payments on vested restricted shares	(688)	(407)
Net cash (used in) financing activities	(14,161)	(22,876)
(Decrease) in cash and cash equivalents	(53)	(410)
Cash and cash equivalents at beginning of the period	3,365	2,184
Cash and cash equivalents at end of the period	$3,312	$1,774

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to non-GAAP adjusted net sales:

The following table sets forth the reconciliation of the Company's reported GAAP net sales to the calculation of adjusted net sales for the three months ended December 31, 2023 and 2022:

	Three Months Ended
	December 31,	December 31,
(in thousands)	2023	2022	Change	% Change
Net Sales	$100,108	$93,137	$6,971	7.5%
Freight Surcharges	$—	$(3,477)	$3,477
Adjusted Net Sales	$100,108	$89,660	$10,448	11.7%

Reconciliation of GAAP operating income to non-GAAP adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of non-GAAP adjusted operating income for the three and six months ended December 31, 2023 and 2022:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
Reported GAAP operating income	$4,584	$3,762	$6,502	$4,190
Other expense	—	—	—	347
Environmental remediation	—	(2,788)	—	(2,788)
Non-GAAP operating income	$4,584	974	$6,502	$1,749

Reconciliation of GAAP net income to non-GAAP adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of non-GAAP adjusted net income for the three and six months ended December 31, 2023 and 2022:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(in thousands)	2023	2022	2023	2022
Reported GAAP net income	$3,051	$2,853	$3,803	$3,142
Other expense	—	—	—	347
Environmental remediation	—	(2,788)	—	(2,788)
Tax impact of the above adjustments(1)	—	375	—	281
Non-GAAP net income	$3,051	$440	$3,803	$982

(1) Effective tax rate of 13.5% and 11.5% was used to calculate the three and six months ended December 31, 2022 respectively.

Reconciliation of GAAP diluted earnings per share of common stock to non-GAAP adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of non-GAAP adjusted diluted earnings per share for the three and six months ended December 31, 2023 and 2022:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Reported GAAP diluted earnings per share	$0.57	$0.53	$0.71	$0.58
Other expense	—	—	—	0.06
Environmental remediation	—	(0.52)	—	(0.51)
Tax impact of the above adjustments(1)	—	0.07	—	0.05
Non-GAAP diluted earnings per share	$0.57	$0.08	$0.71	$0.18

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 13.5% and 11.5% was used to calculate the three and six months ended December 31, 2022 respectively.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com